EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Patrick Cronin Retires from ChoiceOne Holding Company and Bank Boards of Directors

Michelle Wendling, Dr. Curt Coulter Appointed to Holding Company Board

SPARTA, Mich., September 22, 2022 – It is with sincere appreciation that the Boards of Directors of ChoiceOne Financial Services, Inc. (NASDAQ: COFS) (“ChoiceOne”), and ChoiceOne Bank announce the retirement of Patrick A. Cronin from the Boards of Directors of ChoiceOne and ChoiceOne Bank effective September 21. Michelle Wendling and Dr. Curt Coulter were appointed to the ChoiceOne Board, effective upon Cronin’s retirement on September 21.

“Pat’s insight and leadership will be missed,” said ChoiceOne CEO Kelly Potes. “Pat has served our organization as a Board member for nearly 30 years. Pat’s passion for our employees and communities has done so much to make our Bank successful. Michelle and Curt will be excellent additions to the Board. They both bring unique perspectives as leaders in their communities and will help guide us to continued success in the future.”

“I’ve known Pat both personally and professionally for over 30 years,” said ChoiceOne President Mike Burke. “Pat stands for integrity and his love for the community is evident in all he does. Everyone who knows Pat loves his infectious positive, can-do attitude. If you are in the room with Pat, you cannot miss that frequent bellowing laugh for which he is so famous. He will be missed on the Board, and we wish him and his wife Mary the best in retirement.”

Patrick A. Cronin was appointed as a director of ChoiceOne in 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. He has been a State Farm Insurance Agent in Lapeer since 1974. He previously served as director of County Bank Corp., parent company of Lakestone Bank & Trust, since 1993. Cronin has served as past President and Chairman of numerous organizations in Lapeer County, including the Mayfield Township Airport Board, City of Lapeer Downtown Development Authority, Big Brothers Big Sisters of Lapeer County, Lapeer County Hockey Association, Lapeer Optimist Club and the Gus Macker Basketball Lapeer. Cronin received his Marketing and Business degree from Mott Community College.

Michelle M. Wendling is a Senior Director of Sales of PepsiCo. Wendling was appointed as a director of ChoiceOne Bank in 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Prior to the merger, Wendling served as Director of Lakestone Bank & Trust and its holding company, County Bank Corp. since November 2016. Prior to that, she served as director of Capac Bancorp Inc.

Wendling is an Executive Sponsor for PepsiCo’s Women’s Inclusion Network and a Network of Executive Women member. Wendling has served on the Memphis Community School Board from 2006-2019, serving as Vice President and President. She previously served as Treasurer for the Emmett Little League. Wendling was a Top Women in Grocery winner in 2020 and has received numerous performance and leadership awards from PepsiCo. Wendling is a graduate of Oakland University with a Master of Business Administration (MBA) and a graduate of Western Michigan University with a Bachelor of Business Administration in Food Marketing.

Curt E. Coulter, D.O. is a Physician and Partner of Lapeer Medical Associates and is Board Certified in Family Medicine. Coulter was appointed as a director of ChoiceOne in 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Prior to the merger, Coulter served as director of Lakestone Bank & Trust and its holding company, County Bank Corp. since November 2016.

Coulter received his Bachelor of Science from the University of Michigan and his Medical Degree from Michigan State University. He completed his internship at Flint Osteopathic Hospital and residency at Genesys Regional Medical Center. Coulter is an Associate Professor of Clinical Medicine at Michigan State University-COM, and an Associate Professor of Clinical Medicine at Michigan State University-CHM. Coulter is also a member of the American Osteopathic Association, Michigan Osteopathic Association, and the American Association of Family Practitioners. He is partner in PBSC Properties. He has served on the North Branch Township Planning Commission and has a 300-acre farm where he raises cattle, and produces corn, soybeans, wheat, and maple syrup.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank, named twice as one of America's Best Banks by Newsweek, operates 35 offices in parts of Kent, Ottawa, Muskegon, Newaygo, Lapeer, St. Clair, and Macomb counties. ChoiceOne is an approximately $2.4 billion-asset bank holding company making it the 10th largest bank holding company in Michigan based on asset size. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website choiceone.com.

Contacts

Kelly Potes

ChoiceOne Chief Executive Officer

616-887-7366
kpotes@choiceone.com

Michael J. Burke, Jr.

ChoiceOne President

810.664.2977

michael.burke@choiceone.com

Source: ChoiceOne Financial Services, Inc.

###